Exhibit 10.4

RESTRICTED STOCK AWARD AGREEMENT
THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made and entered into as of April 7, 2017 (the “Grant Date”), by and between Altisource Portfolio Solutions S.A., a Luxembourg société anonyme (“Altisource” and, together with its subsidiaries and affiliates, the “Company”), and [ ], an employee of the Company (the “Employee”).
WHEREAS, The Company desires, by awarding the Employee restricted shares of its common stock, par value $1.00 per share (“Shares”), to further the objectives of the Company’s 2009 Equity Incentive Plan (the “2009 Plan”).
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto have agreed, and do hereby agree, as follows:

1.	RESTRICTED STOCK AWARD
The Company hereby grants to the Employee, pursuant to and subject to the 2009 Plan, [ ] shares of Restricted Stock (the “Restricted Shares”), on the terms and conditions set forth herein (the "Restricted Stock Award”).

2.	VESTING OF RESTRICTED STOCK AWARD

A.	Vesting Schedule
One-third (1/3) of the Restricted Shares shall vest on each of the first, second and third anniversaries of the Grant Date. Except as provided in Section 2 Subsection B and Section 4 below, Restricted Shares will not vest unless the Employee is, at the time of vesting, an employee of the Company and not under a notice of resignation.

B.	Accelerated Vesting
Notwithstanding the vesting schedule provided in Section 2, Subsection A above, if, prior to the vesting of the entire Restricted Stock Award, the Employee’s employment is terminated without Cause following a Change of Control/Restructuring Event, all Restricted Shares that are unvested at the time of such termination shall vest as of the date of such termination of employment; provided that such termination occurs within twelve (12) months of the Change of Control/Restructuring Date and the Employee has been employed with the Company for a period of at least two (2) years as of the Change of Control/Restructuring Date.
Accelerated vesting of restricted shares shall also occur upon certain events of termination of employment as set forth in Section 4 below.

3.	OWNERSHIP OF RESTRICTED SHARES; DIVIDENDS

A.	Ownership of Shares
Subject to the restrictions set forth in the Plan and this Award Agreement, the Employee shall possess all incidents of ownership of the Restricted Shares granted hereunder, including, without limitation, but subject to Section 3, Subsection B below, the right to receive dividends with respect to such

Restricted Shares (but only to the extent declared and paid to holders of Common Stock by the Company in its sole discretion), provided, however, that any such dividends shall accrue, but only be delivered to the Employee with respect to Restricted Shares that have vested, and such dividends shall be treated, to the extent required by applicable law, as additional compensation for tax purposes if paid on Restricted Shares. Notwithstanding the foregoing, the Employee shall have no right to vote the Restricted Shares unless the Restricted Shares have vested in accordance with this Agreement.

B.	Dividends
Any dividends with respect to Restricted Shares (whether such dividends are paid in cash, stock or other property) (i) shall be subject to the same restrictions (including the risk of forfeiture) as the Restricted Shares with respect to which they are issued; (ii) shall herein be encompassed within the term “Restricted Shares”; (iii) shall be held by the Company for the Employee prior to vesting; and (iv) shall be paid or otherwise released to the Employee, without interest, promptly after the vesting of Restricted Shares with respect to which they were issued. Any dividends that relate to Restricted Shares that do not vest shall be forfeited to the Company together with such forfeited Restricted Shares.

C.	Non-Transferability of the Restricted Stock Award
The Restricted Stock Award shall not be transferable otherwise than by will or by the applicable laws of descent and distribution. More particularly (but without limiting the generality of the foregoing), the Restricted Stock Award may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Award contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Restricted Stock Award, shall be null and void and without effect.

4.	TERMINATION OF RESTRICTED STOCK AWARD
If, prior to vesting of the entire Restricted Stock Award, the Employee's employment terminates, the Restricted Stock Award shall terminate in accordance with the 2009 Plan except as follows:

A.
by the Company for Cause or termination of employment by the Employee (other than by reason of Retirement), then the Restricted Stock Award shall terminate and all unvested Restricted Shares shall be forfeited by the Employee as of the date of termination of employment or, in the case of the Employee’s resignation, on the date the Employee provides notice of his or her resignation.

B.
by the Company without Cause (except as set forth in Section 2 Subsection B) or by reason of Retirement, then any unvested Restricted Shares that are scheduled to vest within twelve (12) months of such termination of employment under Section 2, Subsection A above shall vest as of the date of such termination of employment and the remainder of the unvested Restricted Shares (if any) shall be forfeited by the Employee as of the date of termination of employment.

C.	by reason of death or Disability of the Employee, then all unvested Restricted Shares shall vest as of the date of such termination of employment.

D.
The Employee’s right to accelerated vesting of Restricted Shares following termination of employment under this Section 4 is subject in all cases to the requirement that the Employee has been employed with the Company for a period of at least two (2) years in the case of termination without Cause, Disability or death, or three (3) years in the case of Retirement, unless otherwise determined by the Company in its sole discretion.

E.	In no event shall the granting of the Restricted Stock Award or its acceptance by the Employee give or be deemed to give the Employee any right to continued employment by the Company.

5.	CONDITIONS UPON TERMINATION OF EMPLOYMENT

A.
For a period of two (2) years following the Employee’s departure from the Company, the Employee shall not (a) engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company, (b) solicit, directly or indirectly, any employee of the Company to leave the employ of the Company for employment, hire or engagement as an independent contractor elsewhere, (c) in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Company, or (d) share, reveal or utilize any Confidential Information of the Company except as otherwise expressly permitted in writing by Company.

B.
For a period of two (2) years following the Employee’s departure from the Company, the Employee shall be available at reasonable times to provide information to the Company at the request of the Company’s management with respect to phases of the business with which he/she was actively connected during his/her employment, but such availability shall not be required during usual vacation periods or periods of illness or other incapacity or without reasonable compensation and cost reimbursement.

C.
In the event that the Employee fails to comply with any of the promises made in this Section 5, then in addition to and not in limitation of any and all other remedies available to the Company at law or in equity (a) Restricted Shares, to the extent then unvested, will be immediately forfeited by the Employee and returned to the Company and (b) the Employee will be required to immediately deliver to the Company an amount (in cash or in Shares) equal to the market value of any Shares that have vested under the vesting schedule as of the date of such vesting (the “Share Value”) to the extent such Shares vested at any time from one hundred eighty (180) days prior to the date of termination of employment to one hundred eighty (180) days after the date when the Company learns that the Employee has not complied with any such promise. The Employee will deliver such Share Value amount to the Company on such terms and conditions as may be required by the Company. The Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the Share Value amount and any other damage amount against any amount that might be owed to the Employee by the Company.

D.
The Employee acknowledges that in the event that the covenants made in this Section 5 are not fulfilled, the damage to the Company would be irreparable. The Company, in addition to any other remedies available to it, including, without limitation, the remedies set forth in Section 5, Subsection C above, shall be entitled to injunctive relief against the Employee’s breach or threatened breach of said covenants.

E.
The Employee acknowledges that the Company would not have awarded the Restricted Shares to the Employee under this Agreement absent the Employee’s agreement to be bound by the covenants made in this Section 5.

6.	INCOME TAXES

A.	Generally
Except as provided in the next sentence, the Company shall withhold and/or receive the return of a number of Shares having a fair market value equal to the taxes that the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Shares (with such withholding obligation determined based on any applicable minimum statutory withholding rates), in connection with the vesting of Restricted Shares. In the event the Company cannot (under applicable legal, regulatory, listing or other requirements) satisfy such tax withholding obligation in such method, the Employee makes a Section 83(b) election pursuant to Section 6, Subsection B below, or the parties otherwise agree in writing, then the Company may satisfy such withholding by any one or combination of the following methods: (i) by requiring the Employee to pay such amount in cash or check; (ii) by deducting such amount out of any other compensation otherwise payable to the Employee; and/or (iii) by allowing the Employee to surrender shares of Common Stock of the Company which (a) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Employee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (b) have a fair market value on the date of surrender equal to the amount required to be withheld. For these purposes, the fair market value of the Shares to be withheld or repurchased, as applicable, shall be determined using the opening price of the Shares on the date that the amount of tax to be withheld is to be determined or, if such date falls on a day on which the NASDAQ Global Select Market is not open for active trading, using the opening price of the Shares on the next active trading day. The intent of the parties is that payments and benefits under this Agreement comply with or otherwise be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted either to be exempt from or in compliance therewith. If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause the Employee to incur any additional tax or interest under Section 409A of the Code, the Company may reform such provision to comply with Section 409A.

B.	Section 83(b) Election.
The Employee hereby acknowledges that he or she may file an election pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of the Restricted Shares (less any purchase price paid for the Shares), provided that such election must be filed with the Internal Revenue Service no later than thirty (30) days after the grant of such Restricted Shares. The Employee will seek the advice of his or her own tax advisors as to the advisability of making such a Section 83(b) election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Restricted Stock Award under federal, state, and any other laws that may be applicable. The Company and its affiliates and agents have not and are not providing any tax advice to the Employee.

7.	CORPORATE TRANSACTIONS; CHANGE OF CONTROL/RESTRUCTURING EVENT

A.	Corporate Transactions
If there shall be any change in the Shares, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, spin off of one or more subsidiaries or other change in the corporate structure, appropriate adjustments shall be made by the Board of Directors in its discretion in the aggregate number and kind of Shares subject to the 2009 Plan and the number and kind of Shares subject to the Restricted Stock Award.

B.	Change of Control/Restructuring Event

(1)
If a Change of Control/Restructuring Event occurs, the Board of Directors shall have the right to make appropriate adjustments, including, without limiting the generality of the foregoing, by (i) allowing the Restricted Shares to continue in full force and effect in accordance with the terms hereof or (ii) issuing an award of shares in the Successor Entity as the Board of Directors deems equitable.

(2)
To the extent the Successor Entity allows the Restricted Shares to continue in full force and effect in accordance with the terms hereof, the vesting schedule set forth in Section 2 Subsection A will continue to apply (subject to the accelerated vesting provisions of Section 2 Subsection B); provided that, in such case, the Board of Directors shall have the right in its discretion to make appropriate adjustments, including, with the consent of the Successor Entity, equitably converting the consideration to be received upon the vesting of the Restricted Shares to common stock of the Successor Entity.

(3)
For the avoidance of doubt, in the event the Employee remains employed with the Successor Entity for purposes of this Agreement, he/she will be deemed to remain employed as if he/she continued employment with the Company such that the employment termination provisions applicable to the Restricted Stock Award shall not be invoked unless and until his/her employment with such Successor Entity shall terminate.

8.	PAYMENT OF EXPENSES AND COMPLIANCE WITH LAWS
The Company shall reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and/or transfer taxes with respect to the issue and/or transfer of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

9.	ADDITIONAL CONDITIONS

A.
The Employee hereby represents and covenants that (a) any Share acquired upon the vesting of the Restricted Stock Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the

Securities Act and such state securities laws; and (c) if requested by the Company, the Employee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of acquisition of any Shares hereunder or (y) is true and correct as of the date of any sale of any such Shares, as applicable. As a further condition precedent to the delivery to the Employee of any Shares subject to the Restricted Stock Award, the Employee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents which the Company shall in its sole discretion deem necessary or advisable.

B.
The Restricted Stock Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Restricted Stock Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of the Shares hereunder, the Shares subject to the Restricted Stock Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company shall use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

10.	DEFINITIONS

A.	As used herein, the term “Board of Directors” shall mean the Board of Directors or Compensation Committee of Altisource or any Successor Entity, as applicable.

B.
As used herein, the term “Cause” shall mean, as reasonably determined by the Board of Directors (excluding the Employee, if he/she is then a member of the Board of Directors) either (i) any willful or grossly negligent conduct (including but not limited to fraud or embezzlement) committed by the Employee in connection with the Employee’s employment by the Company which conduct in the reasonable determination of the Board of Directors has had or will have a material detrimental effect on the Company’s business or (ii) the Employee’s conviction of, or entering into a plea of nolo contendere to, a felony involving fraud or embezzlement, whether or not committed in the course of the Employee’s employment with the Company. For avoidance of doubt, termination of employment as a result of a business reorganization or reduction in force will be deemed termination without Cause for purposes of the Restricted Stock Award.

C.
As used herein, “Change of Control/Restructuring Date” shall mean either the date which includes the “closing” of the transaction which makes a Change of Control/Restructuring Event effective if the Change of Control/Restructuring Event is made effective through a transaction which has a “closing” or the date a Change of Control/Restructuring Event is reported in accordance with applicable law as effective to the Securities and Exchange Commission if the Change of Control/Restructuring Event is made effective other than through a transaction which has a “closing.”

D.
As used herein, a “Change of Control/Restructuring Event” shall mean (i)  the acquisition by any person or entity, or two or more persons and/or entities acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), of outstanding shares of voting stock of the Company at any time if after giving effect to such acquisition, and as a result of such acquisition, such person(s) or entity(ies) own more than fifty percent (50%) of such outstanding voting stock, (ii) the sale in one or more transactions of substantially all of the Company’s assets to any person or entity, or two or more persons and/or entities acting in concert, or (iii) the merger, consolidation or similar transaction resulting in a reduction of the interest in the Company’s stock of the pre-transaction stockholders to less than fifty percent (50%) of the post-transaction ownership. Notwithstanding anything herein to the contrary, the definition of Change of Control Event set forth herein shall not be broader than the definition of “change in control event” as set forth under Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder, and if a transaction or event does not otherwise fall within such definition of change in control event, it shall not be deemed a Change in Control for purposes of this Agreement.

E.
As used herein, “Confidential Information” means all information relating to Company, including any of its subsidiaries, customers, vendors, and affiliates, of any kind whatsoever; know-how; experience; expertise; business plans; ways of doing business; business results or prospects; financial books, data and plans; pricing; supplier information and agreements; investor or lender data and information; business processes (whether or not the subject of a patent), computer software and specifications therefore; leases; and any and all agreements entered into by Company or its affiliates and any information contained therein; database mining and marketing; customer relationship management programs; any technical, operating, design, economic, client, customer, consultant, consumer or collector related data and information, marketing strategies or initiatives and plans which at the time or times concerned is either capable of protection as a trade secret or is considered to be of a confidential nature regardless of form. Confidential Information shall not include: (i) information that is or becomes generally available to the public other than as a result of a disclosure in breach of this Agreement, (ii) information that was available on a non-confidential basis prior to the date hereof or becomes available from a person other than the Company who was not otherwise bound by confidentiality obligations to the Company and was not otherwise prohibited from disclosing the information or (iii) Confidential Information that is required by law to be disclosed, in which case, the Employee will provide the Company with notice of such obligation immediately to allow the Company to seek such intervention as it may deem appropriate to prevent such disclosure including and not limited to initiating legal or administrative proceedings prior to disclosure.

F.
As used herein, the term “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board of Directors, renders the Employee unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than one hundred and eighty (180) days in any twelve (12) month period, unless a longer period is required by federal or state law, in which case that longer period would apply.

G.
As used herein, the term “Retirement” shall mean termination (other than by reason of death or Disability) of the Employee’s employment with the Company pursuant to and in accordance with a plan or program of the Company applicable to the Employee provided, however, that for purposes of this Agreement only, the Employee must have attained the age of sixty (60) and been an employee of the Company for not less than three (3) years as of the date of termination of employment by reason of Retirement.

H.
As used herein, the term “Successor Entity” means the person that is formed by, replaces or otherwise survives the Company as a result of a transaction, series of transaction or restructuring with the effect that the Company ceases to exist.

I.	Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the 2009 Plan.

11.	AMENDMENT

In the event that the Board of Directors amends the 2009 Plan under the provisions of Section 9 of the 2009 Plan and such amendment shall modify or otherwise affect the subject matter of this Agreement, this Agreement shall, to that extent, be deemed to be amended by such amendment to the 2009 Plan. The Company shall notify the Employee in writing of any such amendment to the 2009 Plan and this Agreement as soon as practicable after its approval. Notwithstanding any other provision of this Agreement or the 2009 Plan, the Employee’s rights under this Agreement may not be amended in a way that materially diminishes the value of the award without the Employee’s consent to the amendment.

12.	CONSTRUCTION

In the event of any conflict between the 2009 Plan and this Agreement, the provisions of the 2009 Plan shall control. This Agreement shall be governed in all respects by the laws of the State of Georgia. No provision of this Agreement shall limit in any way whatsoever any right that the Company may otherwise have to terminate the employment of the Employee at any time.
If any provision of this Agreement is held to be unenforceable, then this provision will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of this Agreement, valid and enforceable. If a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any particular provision thereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.
Except as otherwise required by applicable law, rule or regulation, the Board of Directors shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement (including, without limitation, any determination with regard to Section 2, Section 5, Subsections D and E and Section 7), and its determinations shall be final, binding and conclusive.

13.	ENTIRE AGREEMENT

This Agreement, together with the 2009 Plan, constitutes the entire agreement between the Company and the Employee and supersedes all other discussions, correspondence, representations, understandings and agreements between the parties, with respect to the subject matter hereof.

14.	HEADINGS

The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed a part hereof.

15.	CONFIRMING INFORMATION
By accepting this Agreement, either through electronic means or by providing a signed copy, the Employee (i) acknowledges and confirms that he/she has read and understood the 2009 Plan and this Agreement and (ii) acknowledges that acceptance through electronic means is equivalent to doing so by providing a signed copy.
[SIGNATURE PAGE FOLLOWS]

I hereby agree to and accept the terms of this Agreement. Employee _______________________________ [ ]

Altisource Portfolio Solutions S.A. By: ___________________________ Name: [ ] Title: [ ]
Attested by: ____________________ Name: [ ] Title: [ ]